Exhibit 15.3

November 20, 2017

Corpus Christi Pipeline GP, LLC

Houston, Texas

Re: Registration Statement on Form S-4 to be filed by Cheniere Corpus Christi Holdings, LLC

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 20, 2017 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

(Signed) KPMG LLP

Houston, Texas